UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2017

GOPRO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36514	77-0629474
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3000 Clearview Way, San Mateo, California 94402

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 332-7600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 5, 2017, GoPro, Inc. (the “Company”) issued a press release announcing that it proposes to offer, subject to market conditions and other factors, $150 million aggregate principal amount of convertible senior notes due in 2022 (the “Notes”). A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with the issuance of the Notes, the Company expects to enter into a prepaid forward stock purchase transaction (the “Prepaid Forward”) with an affiliate of one of the initial purchasers of the Notes (the “Forward Counterparty”). The Prepaid Forward is intended to facilitate privately negotiated derivative transactions by which investors in the Notes will be able to hedge their investment. The Company intends to use a portion of the net proceeds from offering of the Notes to pay the aggregate prepayment of the Prepaid Forward, and the initial aggregate number of the Company’s common stock underlying the Prepaid Forward is expected to be equal to the amount of the aggregate prepayment divided by the closing sale price of the Company’s Class A common stock (the “Class A common stock”) on The NASDAQ Global Select Market on the pricing date of the Notes. The expiration date for the Prepaid Forward will be approximately five years after the pricing of the Notes, although it may be settled earlier in whole or in part. Upon settlement of the Prepaid Forward, at expiration or upon any early settlement, the Forward Counterparty will deliver to us the number of shares of Class A common stock underlying the Prepaid Forward or the portion thereof being settled early. In the event that the Company pays any cash dividends on its Class A common stock, the Forward Counterparty will pay an equivalent amount to the Company. Subject to the closing of the offering of the Notes, the Prepaid Forward will become effective on the pricing date of the Notes.

The shares to be purchased under the Prepaid Forward will be treated as treasury stock (and not outstanding for purposes of calculation of basic and diluted earnings per share), but will remain outstanding for corporate law purposes, including for purposes of any future stockholders votes, until the Forward Counterparty delivers the shares underlying the Prepaid Forward to us.

In connection with establishing its initial hedge of the Prepaid Forward, the Forward Counterparty (or its affiliate) expects to enter into one or more derivative transactions with respect to the Class A common stock with purchasers of the Notes concurrent with or after the pricing of the Notes. The Prepaid Forward is intended to reduce the dilution to Company stockholders from the issuance of the Notes and to allow certain investors to establish short positions that generally correspond to commercially reasonable initial hedges of their investment in the Notes. The notional size of the Prepaid Forward will correspond to the notional size of the aggregate initial hedge position of such investors. It is possible, however, that investors may seek to execute larger initial hedge positions, in which case such investors may offset such larger initial hedge positions by purchasing the Class A common stock on the pricing date. Facilitating investors’ hedge positions by entering into the Prepaid Forward, particularly if investors purchase the Class A common stock on the pricing date, could increase (or reduce the size of any decrease in) the market price of the Class A common stock or the Notes and effectively raise the initial conversion price of the Notes.

In addition, the Forward Counterparty (or its affiliate) may modify its hedge position by entering into or unwinding one or more derivative transactions with respect to the Class A common stock and/or purchasing or selling the Class A common stock or other securities of the Company in secondary market transactions at any time, including following the pricing of the Notes and immediately prior to or shortly after April 15, 2022 (and are likely to unwind their derivative transactions and/or purchase or sell the Class A common stock in connection with any conversion or repurchase of the Notes, in connection with the purchase or sale of Notes by certain investors and/or in the event that sufficient borrow of the Company’s Class A common stock becomes available). These activities could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the Notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press release dated April 5, 2017, announcing the Company’s proposed offering of convertible senior notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GoPro, Inc.
(Registrant)

Dated: April 5, 2017	By:	/s/ Brian McGee
Brian McGee Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press release dated April 5, 2017, announcing the Company’s proposed offering of convertible senior notes.